EXHIBIT 27(d)(8)

                         DEATH BENEFIT PROTECTION RIDER





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                                   DEATH BENEFIT PROTECTION RIDER

                                   This rider is part of the policy to which it is attached, if it and its monthly charge are listed on the policy Schedule Pages. Except as stated in this rider, it is subject to all of the provisions contained in the policy.

                                   GENERAL

RIDER DATE                         The date of this rider is as shown on the
                                   policy's Schedule Pages.

MONTHLY RIDER                      While this rider is in effect , a monthly
CHARGE                             rider charge will be included as part
                                   of the policy's monthly deduction. The
                                   monthly charge is listed on the policy's
                                   Schedule Pages.

GUARANTEED DEATH                   While the rider is in effect, on any Monthly
BENEFIT                            Calculation Day that this policy
                                   would otherwise lapse due to failure of the policy's cash surrender value to cover the required monthly deduction, the policy will nonetheless continue in force during that policy month. The monthly deduction will continue to be deducted from the policy value to the extent possible. If the monthly deduction exceeds the policy value, we will waive any excess.

CONDITIONS                         On every Monthly Calculation Day that this
                                   rider is in effect, we will test this policy to determine whether sufficient premiums have been paid or whether the policy's then cash surrender value is sufficiently large to continue this rider in effect. This rider remains in effect for that policy month if, on that Monthly Calculation Day, any of the following tests are satisfied:


                                     1. Total Cumulative Premium Test - The
                                        total premium paid by you, less the sum
                                        of all partial surrender amounts, at
                                        least equals the cumulative sum of all
                                        Monthly Guarantee Premiums applicable
                                        for each policy month since the Rider
                                        Date.

                                     2. Annual Cumulative Premium Test - The
                                        total premium paid by you during the
                                        current policy year, less the sum of all partial surrender amounts during such period, at least equals the cumulative sum of all Monthly Guarantee premiums applicable for each policy month since the beginning of that policy year.

                                     3. Tabular Account Value Test - The
                                        policy's cash surrender value on that
                                        Monthly Calculation Day is not less than the policy's Tabular Account Value on the policy anniversary coinciding with that Monthly Calculation Day, or the immediately preceding policy anniversary if the Monthly Calculation Day is not a policy anniversary. The policy's Tabular Account Value is shown on the policy's Schedule Pages.

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                                   The initial Monthly Guarantee Premium
                                   applicable on the Rider Date is as shown on the policy's Schedule Pages, and may change for later months due to subsequent policy changes such as a change in face, a change in death benefit option, or the addition, change or termination of a rider. We will send you Revised Schedule Pages reflecting any such change.

TERMINATION                        If on any Monthly Calculation Day none of the
                                   above conditions is satisfied, a grace period of 31 days will be allowed for the payment of an amount at least equal to three times the Monthly Guarantee Premium. The rider will continue in effect during such grace period.
                                   If such premium amount is not received by us by the end of the grace period, this rider will terminate as of the end of that grace period, and for all policy months thereafter be of no further force or effect.

                                   This rider will terminate on the first of any of the following events to occur:

                                     1. if and when any debt under this policy
                                        exceeds the policy's loan value;

                                     2. if and when the face amount of this
                                        policy is reduced by request for
                                        decrease or by partial surrender to an
                                        amount less than $250,000;

                                     3. a surrender of the policy for its cash
                                        surrender value;

                                     4. our receipt of your written request to
                                        cancel this rider, which shall be
                                        effective as of the next Monthly
                                        Calculation Day;

                                     5. termination of the policy.



                                      Phoenix Home Life Mutual Insurance Company


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